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Exhibit 3.43

FIRST AMENDMENT TO
OPERATING AGREEMENT

        This First Amendment to Operating Agreement (this "Amendment,") is made and entered into as of February 20, 2002 by Omega Healthcare Investors, Inc., a Maryland corporation (the "Member").

RECITALS:

        A.    The Operating Agreement (the "Original Operating Agreement") of NRS Ventures, L.L.C. (the "Company") was previously entered on July 10, 1997 by Neill Schmeichel and Joan Schmeichel (the "Original Members").

        B.    On July 1, 1999, the Original Members transferred to the Member all of their ownership interests in and to the Company.

        C.    The Member desires to enter into this Amendment to amend the original scope set forth in the Original Operating Agreement (as amended, the "Operating Agreement"). Capitalized terms not otherwise defined herein shall have the meaning given to such terms by the Original Operating Agreement.

AGREEMENT:

        NOW, THEREFORE, the Member amends the Original Operating Agreement as follows:

          1.    Amendments.    Paragraph 4 is deleted in its entirety and replaced with the following:

            "4.    Scope.    The Company is organized to engage in any lawful act or activity for which limited liability companies may be organized under the Kentucky Limited Liability Company Act as presently in effect or as it may hereafter be amended. No Member need afford the Company or any other Member the opportunity to acquire or invest in any investment that such Member may wish to acquire in his own name, whether or not such prospect would otherwise be an opportunity of the Company."

          2.    Effectiveness.    This Amendment will become effective when signed by the Member. Executed versions of this amendment transmitted by facsimile will be deemed originals for all purposes.

          3.    Governing Law.    This Amendment shall be governed by and construed in accordance with the internal laws of the State of Kentucky.

          4.    No Other Changes.    Except as expressly amended herein, the Operating Agreement shall remain unchanged and shall continue in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first stated above.

OMEGA HEALTHCARE INVESTORS, INC.
Name:	/s/ ROBERT O. STEPHENSON

Title:	Chief Financial Officer

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first stated above.

OMEGA HEALTHCARE INVESTORS, INC.
Name:	/s/ ROBERT O. STEPHENSON

Title:	Chief Financial Officer

ASSIGNMENT OF MEMBERSHIP INTERESTS
NRS VENTURES, L.L.C.

        For and in consideration of the sum of $            , the undersigned, Neill Schmeichel and Joan Schmeichel (collectively, "Assignors"), hereby assign, transfer and set over to Omega Healthcare Investors, Inc. ("Assignee") all right, title and interest that either of Assignors has as a member or manager of NRS Ventures, L.L.C., a limited liability company formed under the laws of the State of Kentucky ("NRS Ventures"), it being the intent of Assignors that Assignee be substituted as member and manager of NRS Ventures. Assignee hereby assumes all obligations of Assignors arising from and after the date of this Assignment under the Articles of Organization dated July 3, 1997 and Operating Agreement of NRS Ventures, L.L.C. dated July 10, 1997.

Dated as of July 1, 1999	ASSIGNORS:
/s/ NEILL SCHMEICHEL

Neill Schmeichel
/s/ JOAN SCHMEICHEL

Joan Schmeichel
ASSIGNEE:
OMEGA HEALTHCARE INVESTORS, INC., a Maryland corporation
	By:	/s/ SUSAN A. KOVACK

	Its:	Vice President

OPERATING AGREEMENT OF NRS VENTURES, L.L.C.

        THIS OPERATING AGREEMENT is executed this 10th day of July, 1997, by and between NEILL SCHMEICHEL, whose address is 4284 Juniper Drive, Kewadin, Michigan 49648, and JOAN SCHMEICHEL, whose address is 4284 Juniper Drive, Kewadin, Michigan 49648.

        1.    Formation.    The parties hereto hereby acknowledge that, on the date hereof, the Articles of Organization of NRS Ventures, L.L.C. (the "Company") were filed with the Kentucky Secretary of State, and with the Clerk of Franklin County, Kentucky, thereby forming the Company as a limited liability company under the Kentucky Limited Liability Company Act (the "Act").

        2.    Name/Office/Agent.    The name of the Company shall be NHS Ventures, L.L.C., and its principal office shall be located at 4284 Juniper Drive, Kewadin, Michigan 49648. The Company's initial registered office shall be located at 421 West Main Street, Frankfort, Kentucky 48601, and its registered agent at such address shall be Corporation Service Company.

        3.    Definitions.    For purposes of this Agreement, the following terms shall have the respective meanings ascribed to them in this Paragraph 3.

        "Act" has the meaning ascribed to it in Paragraph 1.

        "Code" means the Internal Revenue Code of 1986, as amended, and references to the provisions thereof shall include references to corresponding provisions of subsequent law.

        "Company" has the meaning ascribed to it in Paragraph 1.

        "Contributions" means the amount of cash or the fair market value of other property contributed to the Company or required to be contributed to the Company.

        "Majority Interest" means any group of Members who together hold an aggregate Percentage of at least 50.1%.

        "Manager" has the meaning ascribed to it in Paragraph 6.

        "Members" means Neill Schmeichel and Joan Schmeichel, and, in the event of action taken to grant a person membership in the Company pursuant to Paragraph 13, any successor to either or both of them.

        "Percentages" means the Members' respective interests in the Company, which, as of the date of this Agreement, and until adjusted in accordance with the terms of this Agreement, shall be 99% in the case of Neill Schmeichel, and 1% in the case of Joan Schmeichel.

        "Profits" and "Losses" means taxable profits or losses of the Company for each fiscal year (or other period) determined in accordance with Code Section 703 (provided that (a) any tax-exempt income shall be added to such taxable income or loss, and (b) any Code Section 705(a)(2)(B) expenditures shall be subtracted from such taxable income or loss).

        4.    Scope.    The Company is organized to own, as a passive investor, one of more nursing homes in Kentucky, to be operated on a long-term basis by one or more third parties. No Member need afford the Company or any other Member the opportunity to acquire or invest in any investment that such Member may wish to acquire in his own name, whether or not such prospect would otherwise be an opportunity of the Company.

        5.    Contributions.    The Members acknowledge that, on the date hereof, (a) Neill Schmeichel has contributed $    to capital of the Company, and (b) Joan Sehtneichel has contributed $    to capital of the Company. To the extent approved by the Manager from time to time, the Members may be requested to make Contributions or additional Contributions. If the Manager determines that such additional Contributions are necessary or appropriate, the Members shall have the opportunity (but not the obligation) to participate in such additional Contributions on a pro rata basis in accordance with their Percentages. If any Member fails to contribute his share, the Percentages shall be reallocated in proportion to the initial and all additional Contributions of each Member. No Member shall be required to restore any deficit in his capital account, and, until termination of the Company, no Member shall withdraw any of his capital account.

        6.    Management.    The Company shall be managed by a manager (the "Manager"), who shall speak for, and act of behalf of, the Company. The incumbent Manager shall so serve until the Manager's (a) resignation, (b) death, (c) termination as otherwise required by the Act, or (d) termination per the will of the Majority Interest. The initial Manager shall be Neill Schmeichel.

        7.    Liability.    The Manager shall discharge his management duties in good faith, and no Manager shall be liable for monetary damages to the Company for any breach of any such management duties, except for (a) receipt of a financial benefit to which the Manager is not entitled, (b) assenting to a distribution in violation of this Agreement or the Act, or (c) a knowing violation of the law. No Manager or Member shall be liable for the acts or obligations of the Company, unless such Manager or Member shall have expressly assumed such liability.

        8.    Capital.    A capital account shall be maintained for each Member, to which Contributions and Profits shall be credited and against which distributions and Losses shall be charged. Capital accounts shall be maintained in accordance with the accounting principles of Code Section 704.

        9.    Profits and Losses.    The Profits and Losses of the Company shall be determined as of the end of each fiscal year, and shall be allocated among the Members in proportion to their respective Percentages.

        10.    Distributions.    Subject to the following sentence, available cash shall be distributed to the Members, at such times and in such amounts as the Manager may discretionarily determine, in proportion to the Members' Percentages. After payment (or the establishment of a reserve for the payment) of Company debt, any proceeds from the sale of all or substantially all of the Company's assets shall be distributed to the Members (i) in proportion to, and to the extent of, the respective balances in the Members' capital accounts, and (ii) thereafter, in proportion to the Members' Percentages.

        11.    Dissolution.    The Company shall be dissolved upon the first to occur of (a) the written consent of all Members, (b) the entry of a decree of judicial dissolution, or (c) the death, withdrawal, expulsion, bankruptcy or dissolution of any Member (unless, within 60 days after such event, (i) the Company has at least two Members, and (ii) the Majority Interest elects in writing to reconstitute and continue the business of the Company).

        12.    Winding Up.    Upon termination of the Company, the Manager shall conclude the Company's affairs. The Company's assets may be liquidated or transferred in kind, as determined by the Manager. The Company's assets shall first be applied toward the payment of Company debt, and then shall be distributed to the Members according to their respective positive capital accounts after the allocation under Paragraph 10 and the distribution under the second sentence of Paragraph 10.

        13.    Assignment.    Subject to the following sentences of this Paragraph 13, a Member may assign his interest in the Company, in whole or in part. Such assignment shall not of itself substitute the assignee as a Member. Moreover, such assignments shall entitle the assignee to none of the rights of a Member, whether under this Agreement or under the Act, other than the right to receive (to the extent assigned) the distributions to which the assigning Member would otherwise be entitled. An assignee shall not be admitted as a Member, unless every Member consents thereto in writing.

        14.    Amendment.    This Agreement may be amended only by the written consent of all Members.

        THE PARTIES have executed this Agreement as of the date first above written.

/s/ NEILL SCHMEICHEL	/s/ JOAN SCHMEICHEL

Neill Schmeichel	Joan Schmeichel

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FIRST AMENDMENT TO OPERATING AGREEMENT
RECITALS
AGREEMENT
ASSIGNMENT OF MEMBERSHIP INTERESTS NRS VENTURES, L.L.C.
OPERATING AGREEMENT OF NRS VENTURES, L.L.C.